Exhibit 12.1: Computation of Ratio of Earnings to Fixed Charges

						NINE
						MONTHS
						ENDED
	TWELVE MONTHS ENDED DECEMBER 31,					SEPTEMBER 30,
(in thousands, except ratio)	2005	2006	2007	2008	2009	2010
Consolidated pretax income (loss)	$721,051	$567,108	$(420,098)	$(405,764)	$(259,671)	$(65,580)
Share of distributed (income) loss of 50%-or-less-owned affiliates, net of equity pickup	(315)	260	(342)	43,900	(333)	(243)
Amortization of capitalized interest	45,483	48,708	41,689	61,146	54,309	34,835
Interest	66,697	71,955	62,122	47,109	53,728	44,497
Less interest capitalized during the period	(65,959)	(71,750)	(62,024)	(46,889)	(39,127)	(24,210)
Interest portion of rental expense	5,678	7,736	8,911	7,416	4,475	2,660
EARNINGS (LOSS)	$772,635	$624,017	$(369,742)	$(293,082)	$(186,619)	$(8,041)

Interest	$66,697	$71,955	$62,122	$47,109	$53,728	$44,497
Interest portion of rental expense	5,678	7,736	8,911	7,416	4,475	2,660
FIXED CHARGES	$72,375	$79,691	$71,033	$54,525	$58,203	$47,157

SURPLUS/(DEFICIENCY)	$700,260	$544,326	$(440,775)	$(347,607)	$(244,822)	$(55,198)

Ratio of earnings to fixed charges	10.68	7.83	-	-	-	-